ETF SERIES SOLUTIONS
INVESTMENT SUB-ADVISORY AGREEMENT BY AND AMONG
ETF SERIES SOLUTIONS, ADVISORS ASSET MANAGEMENT, INC., AND
CRESCENT CAPITAL GROUP LP

This INVESTMENT SUB-ADVISORY AGREEMENT (the “Agreement”) is made as of September 18, 2025 by and among ETF Series Solutions, a Delaware statutory trust (the “Trust”), Advisors Asset Management, Inc., a Delaware corporation with its principal place of business at 18925 Base Camp Road, Suite 203, Monument, Colorado 80132 (the “Adviser”), and Crescent Capital Group LP, a Delaware limited partnership with its principal place of business located at 11100 Santa Monica Boulevard, Suite 2000, Los Angeles, CA 90025 (the “Sub-Adviser”).
W I T N E S S E T H
WHEREAS, the Trust is an open-end management investment company, registered as such under the Investment Company Act of 1940, as amended (the “1940 Act”);
WHEREAS, the Adviser and Sub-Adviser are registered with the U.S. Securities and Exchange Commission (the “SEC”) as investment advisers under the Investment Advisers Act of 1940, as amended (the “Advisers Act”);
WHEREAS, the Trust and the Adviser have entered into an Investment Advisory Agreement dated October 7, 2022, (as may be amended or supplemented from time to time, the “Investment Advisory Agreement”);
WHEREAS, the Investment Advisory Agreement permits the Adviser to appoint a sub-adviser to perform some or all of the services for which the Adviser is responsible; and
WHEREAS, the Adviser desires to appoint the Sub-Adviser to furnish investment advisory services to the Adviser for the Funds (defined below), in each case on the terms and conditions set forth herein, and the Sub-Adviser desires to accept such appointment.
NOW, THEREFORE, in consideration of the mutual covenants and benefits set forth herein, the parties agree as follows:

1.Duties of the Sub-Adviser. Subject to supervision and oversight of the Adviser and the Trust’s Board of Trustees (the “Board”), and in accordance with the terms and conditions of this Agreement, the Sub-Adviser shall manage all of the securities and other assets (the “Assets”) of the funds listed in Schedule A hereto (each, a “Fund” and, collectively, the “Funds”) entrusted to it hereunder, including the purchase, retention and disposition of the Assets, in accordance with the Funds’ respective investment objectives, guidelines, policies and restrictions as stated in each Fund’s prospectus and statement of additional information, as currently in effect and as amended or supplemented from time to time (collectively, the “Prospectus”), and subject to the following:
(a)The Sub-Adviser shall, in its discretion but subject to subparagraph (b), determine from time to time what Assets will be purchased, retained or sold by the Funds, and what portion of the Assets will be invested or held in cash or other short term investments.

(b)In the performance of its duties and obligations under this Agreement, the Sub-Adviser shall, subject to Section 3 of this Agreement, act in conformity with the Prospectus, the Statement of Additional Information, the written instructions and directions of the Adviser and of the Board (to the extent such instructions or directions are not inconsistent with the Prospectus or Statement of Additional Information), the terms and conditions of exemptive and no-action relief granted to the Trust as amended from time to time and provided to the Sub-Adviser and the Trust’s policies and procedures provided to the Sub-Adviser. The Sub-Adviser shall comply in all material respects with the applicable requirements of the 1940 Act, the Advisers Act, the Commodity Exchange Act, the Internal Revenue Code of 1986, as amended (the “Code”), and all other applicable federal and state laws and regulations, as each may be amended from time to time.
(c)The Sub-Adviser shall seek out and implement specific investment opportunities, including making and carrying out day-to-day decisions to enter into investment transactions for the Funds, including the selection of brokers, dealers or financial intermediaries (collectively, “Dealers”) to execute transactions for the Funds and the selection of counterparties to transactions for the Funds. In executing Fund transactions and selecting Dealers, the Sub-Adviser will use its best efforts to seek on behalf of each Fund the best execution and overall terms available. In assessing the best overall terms available for any transaction, the Sub-Adviser may consider any factor or set of factors that it deems relevant, which factors may include, but are not limited to, the breadth of the market in the security, the price of the security, the financial condition and execution capability of the Dealer, and the reasonableness of the commission, if any, both for the specific transaction and on a continuing basis. In evaluating the best overall terms available, and in selecting the Dealer to execute a particular transaction, the Sub-Adviser may also consider the brokerage and research services provided (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)). Consistent with any guidelines established by the Board and pursuant to Section 28(e) of the Exchange Act, the Sub-Adviser is authorized to pay to a Dealer who provides such brokerage and research services a commission for executing a portfolio transaction for a Fund which is in excess of the amount of commission another Dealer would have charged for effecting that transaction if, but only if, the Sub-Adviser determines in good faith that such commission was reasonable in relation to the value of the brokerage and research services provided by such Dealer viewed in terms of that particular transaction or in terms of the overall responsibilities of the Sub- Adviser to its discretionary clients, including the Funds. In addition, the Sub-Adviser is authorized to allocate purchase and sale orders for securities to Dealers (including Dealers that are affiliated with the Adviser, Sub-Adviser or the Trust’s principal underwriter) if the Sub-Adviser believes that the quality of the transaction and the commission are comparable to what they would be with other qualified firms. In no instance, however, will the Assets be purchased from or sold to the Adviser, Sub-Adviser, the Trust’s principal underwriter, or any affiliated person of the Trust, Adviser, the Sub-Adviser or the principal underwriter, acting as principal in the transaction, except to the extent permitted by the SEC and the 1940 Act. The Sub-Adviser shall not divert any Fund’s portfolio securities transactions to a Dealer in consideration of such Dealer’s promotion or sales of shares of the Fund, any other series of the Trust, or any other registered investment company.
(d)The Sub-Adviser shall maintain all books and records with respect to transactions involving the Assets required by subparagraphs (b)(1), (5), (6), (7), (8), (9) and (10) and paragraph (f) of Rule 31a-1 under the 1940 Act. The Sub-Adviser shall maintain the books and records relating to the Assets required to be maintained by the Sub-Adviser under this Agreement and shall timely furnish such information to the Adviser upon request. The Sub-Adviser agrees that all records that it maintains on behalf of a Fund are property of the Fund and the Sub-Adviser will surrender promptly to the Fund any of such records upon the Fund’s request. In addition, for the duration of this Agreement, the Sub- Adviser shall preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any such records as are required to be maintained by it pursuant to this Agreement, and shall transfer said records to any successor sub-adviser upon the termination of this Agreement (or, if there is no successor sub-adviser, to the Adviser).

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Notwithstanding anything in this Section 1(d) to the contrary, the Sub-Adviser may retain copies of books and records relating to the Funds for its internal recordkeeping purposes or as otherwise required by law.
(e)The Sub-Adviser shall provide the Fund’s custodian on each business day with information relating to all transactions concerning the Assets and shall provide the Adviser with such information upon request and shall otherwise cooperate with and provide reasonable assistance to the Adviser, the Trust’s administrator, the Trust’s custodian and foreign custodians, the Trust’s transfer agent and pricing agents and all other agents and representatives of the Trust.
(f)The Adviser acknowledges that the Sub-Adviser performs investment advisory services for various other clients in addition to the Funds and, to the extent it is consistent with this Agreement and the Sub-Adviser’s fiduciary obligations to the Funds, the Sub-Adviser may give advice and take action with respect to any of those other clients that may differ from the advice given or the timing or nature of action taken for a particular Fund.
(g)The Sub-Adviser shall, upon becoming aware of such occurrence, promptly notify the Adviser of any financial condition that is reasonably and foreseeably likely to impair the Sub-Adviser’s ability to fulfill its commitment under this Agreement.
(h)The Sub-Adviser shall, upon becoming aware of such occurrence, notify the Adviser promptly following the Sub-Adviser becoming aware of any material legal proceedings in respect of the Assets. The Sub-Adviser shall have authority to take any action on behalf of the Adviser, the Funds or the Assets in any legal proceedings (including, without limitation, class actions and bankruptcies) relating to the investments comprising the Assets or any other matter.
(i)In performance of its duties and obligations under this Agreement, the Sub-Adviser shall not knowingly consult with any other sub-adviser to the Funds or a sub-adviser to a portfolio that is under common control with the Funds concerning the Assets, except as permitted by the policies and procedures of the Funds. The Sub-Adviser shall not provide investment advice to any assets of the Funds other than the Assets which it sub-advises.
(j)On occasions when the Sub-Adviser deems the purchase or sale of a security to be in the best interest of a Fund as well as other clients of the Sub-Adviser, the Sub-Adviser may, to the extent permitted by applicable law and regulations, aggregate the order for securities to be sold or purchased. In such event, the Sub-Adviser will allocate securities so purchased or sold, as well as the expenses incurred in the transaction, in a manner the Sub-Adviser reasonably considers to be equitable and consistent with its fiduciary obligations to the Fund and to such other clients under the circumstances.
(k)The Sub-Adviser shall furnish to the Adviser or the Board such reasonably requested regular, periodic and special reports, balance sheets or financial information as set forth in Schedule B attached hereto, and any and all such other information with regard to its affairs, including all material facts concerning the Sub-Adviser and its key investment personnel providing services with respect to the Funds and the investment and the reinvestment of the Assets of the Funds, as the Adviser or Board may reasonably request. The Sub-Adviser will attend meetings with the Adviser and/or the Board, from time to time and as reasonably requested, to discuss the foregoing information. Upon the request of the Adviser, the Sub-Adviser shall also furnish to the Adviser any other available information relating to the Assets that is required to be filed by the Adviser or the Trust with the SEC or sent to shareholders of a Fund under the 1940 Act (including the rules adopted thereunder) or any exemptive or other relief that the Adviser or the Trust obtains from the SEC.
(l)The fair valuation of securities in a Fund may be required when the Adviser becomes aware of significant events that may affect the pricing of all or a portion of a Fund’s portfolio. The Sub-Adviser will provide assistance in determining the fair value of the Assets, as necessary and reasonably requested by the Adviser or its agent, and use its commercially reasonable efforts to arrange for the provision of valuation information or a price(s) from a party(ies) independent of the Sub-Adviser if

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market prices are not readily available, it being understood that the Sub-Adviser will not be responsible for determining the value of any such security.
(m)Subject to any other written instructions of the Adviser or the Board, the Sub-Adviser is hereby appointed the Adviser’s and the Trust’s agent and attorney-in-fact for the limited purposes of executing account documentation, agreements, contracts and other documents as the Sub- Adviser shall be requested by Dealers, counterparties and other persons in connection with its management of the Assets. The Sub-Adviser agrees upon request to provide the Adviser and the Board with copies of any such agreements executed on behalf of the Adviser or the Trust. The Adviser agrees to cooperate with any reasonable request of the Sub-Adviser in connection with such agreements and other documents including executing any documents that certify the Sub-Adviser’s authority hereunder.
(n)The Sub-Adviser shall have no obligation to vote, whether in person or by proxy, in connection with any proxy solicitation with respect to any securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, or any security issued by an investment company registered under the Investment Company Act of 1940, as amended (votes with respect to such investments, “Proxy Votes”), in which the Assets may be invested from time to time. The Sub-Adviser shall forward to the Adviser all proxy materials, corporation actions and related shareholder communications with respect to Proxy Votes promptly upon receipt. Other than with respect to Proxy Votes (which shall be the responsibility of the Adviser), the Sub-Adviser (i) shall have the power, discretion, and responsibility to vote, consent to, or otherwise act with respect to any investments in which the Assets may be invested from time to time and (ii) shall have the authority to make elections with respect to corporate actions, including the authority to exercise rights, options, warrants, conversion privileges, and redemption privileges, and to tender securities pursuant to a tender offer.
(o)The Sub-Adviser will use its commercially reasonable efforts to provide information, as necessary and reasonably requested by the Adviser or its agent, with respect to the Trust’s liquidity risk management program required by SEC Rule 22e-4.
(p)Schedule A may be amended or supplemented upon the mutual written agreement of the parties. The Adviser shall inform the Sub-Adviser in writing promptly following any material change in the Funds’ circumstances which might affect the manner in which the Sub-Adviser manages the Assets.
2.Duties of the Adviser. The Adviser shall continue to have responsibility for all services to be provided to the Funds pursuant to the Investment Advisory Agreement and shall oversee and review the Sub-Adviser’s performance of its duties under this Agreement; provided, however, that in connection with its management of the Assets, subject to Section 3 below, nothing herein shall be construed to relieve the Sub-Adviser of responsibility for compliance with the Prospectus, the Statement of Additional Information, the written instructions and directions of the Board (to the extent such instructions or directions are not inconsistent with the Prospectus or Statement of Additional Information), and applicable law.
3.Delivery of Documents. The Adviser has furnished the Sub-Adviser with copies of each of the following documents:
(a)The Trust’s Agreement and Declaration of Trust dated February 17, 2012 (such Agreement and Declaration of Trust, as in effect on the date of this Agreement and as amended from time to time, herein called the “Declaration of Trust”);
(b)Amended and Restated By-Laws of the Trust (such By-Laws, as in effect on the date of this Agreement and as amended from time to time, are herein called the “By-Laws”);
(c)Prospectus and Statement of Additional Information of the Funds, as amended from time to time;

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(d)Resolutions of the Board approving the engagement of the Sub-Adviser as a sub-adviser to the Funds;
(e)Resolutions, policies and procedures adopted by the Board with respect to the Assets to the extent such resolutions, policies and procedures may affect the duties of the Sub- Adviser hereunder;
(f)A list of the Trust’s principal underwriter and each affiliated person of the Adviser, the Trust or the principal underwriter; and
(g)The terms and conditions of any exemptive and no-action relief granted to the Trust, as granted or amended from time to time (the documents described in subsections (a) through
(g) are referred to herein as the “Fund Documents”).
The Adviser shall promptly furnish the Sub-Adviser from time to time with copies of all amendments of or supplements to the Fund Documents. Until so provided, the Sub-Adviser may continue to rely on the previously provided Fund Documents. The Adviser and/or the Trust shall promptly, but, in any event, no later than five business days prior to such new Investment Guidelines (defined below) coming into effect, notify the Sub-Adviser of the material details of any pending or proposed update, amendment or supplement to any of (1) the Fund Documents, (2) the written instructions or directions of the Adviser or of the Board, (3) any Fund’s stated investment objectives, guidelines or policies, or (4) the Trust’s policies and procedures ((1) through (4), collectively, the “Investment Guidelines”) for the purpose of providing the Sub-Adviser with a reasonable period of time to bring the Funds, in an orderly manner, into compliance with such updated, amended or supplemented Investment Guidelines. The Adviser shall not, and shall not permit any of the Funds to, use the Sub-Adviser’s name or make representations regarding Sub-Adviser or its affiliates without prior written consent of Sub-Adviser. Notwithstanding the foregoing, the Sub-Adviser’s approval is not required when the information regarding the Sub-Adviser used by the Adviser or the Fund is limited to information disclosed in materials provided by the Sub-Adviser to the Adviser in writing specifically for use in the Fund’s registration statement, as amended or supplemented from time to time, or in Fund shareholder reports or proxy statements, and the information is used (a) as required by applicable law, rule or regulation, in the applicable Fund Prospectus or in Fund shareholder reports or proxy statements; or (b) as may be otherwise specifically approved in writing by the Sub-Adviser prior to use.
4.Compensation to the Sub-Adviser.
(a)For the services to be provided by the Sub-Adviser pursuant to this Agreement, the Adviser will pay the Sub-Adviser, and the Sub-Adviser agrees to accept as full compensation therefrom, a sub-advisory fee at the rate and manner specified in Schedule A. The fee will be calculated by the Sub-Adviser based on the daily value of the Assets under the Sub-Adviser’s management (as calculated by the Fund’s custodian (as described in the Fund’s registration statement)), shall be computed daily, and will be paid to the Sub-Adviser monthly in arrears. Except as may otherwise be prohibited by law or regulation (including any then-current SEC staff interpretations), the Sub-Adviser may, in its sole discretion and from time to time, waive a portion of its fee.
(b)In the event of termination of this Agreement, the fee provided in Schedule A shall be computed on the basis of the period ending on the last business day on which this Agreement is in effect; provided, however that any minimum annual fee for any Fund will not be prorated if this Agreement is terminated with respect to such Fund within twelve (12) months of its inception under this Agreement, but, rather, such minimum annual fee shall be paid by the Adviser in full (minus any investment management fees already paid during such period) at the time of termination.
5.Expenses. The Sub-Adviser will furnish, at its expense, all necessary facilities and personnel, including personnel compensation, expenses and fees required for the Sub-Adviser to perform its duties

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under this Agreement, administrative facilities, including operations and bookkeeping, and all equipment necessary for the efficient conduct of the Sub-Adviser’s duties under this Agreement. The Sub-Adviser may enter into an agreement with the Funds to limit the operating expenses of the Fund.
6.Indemnification.
(a)Sub-Adviser shall indemnify and hold harmless the Adviser, the Trust, all affiliated persons thereof (within the meaning of Section 2(a)(3) of the 1940 Act) and all controlling persons (as described in Section 15 of the Securities Act of 1933, as amended) from and against any and all claims, losses, liabilities or damages (including reasonable attorney’s fees and other related expenses) (collectively, “Damages”) however arising from or in connection with the performance of the Sub-Adviser’s obligations under this Agreement to the extent arising out of Sub-Adviser’s own willful misfeasance, fraud, bad faith or gross negligence, or to the reckless disregard of its duties under this Agreement (“Disabling Conduct”).
(b)The Adviser shall indemnify and hold harmless the Sub-Adviser and all affiliated persons thereof from and against any and all Damages however arising from or in connection with this Agreement (including, without limitation, any claims of infringement or misappropriation of the intellectual property rights of a third party against the Sub-Adviser or any affiliated person relating to any index or index data provided to Sub-Adviser by the Adviser or Adviser’s agent and used by the Sub-Adviser in connection with performing its duties under this Agreement); provided, however, that the Adviser’s obligation under this Section 6 shall be reduced to the extent that the claim against, or the loss, liability or damage experienced by the Sub-Adviser, is caused by or is otherwise directly related to the Sub-Adviser’s Disabling Conduct.
(c)Notwithstanding anything to the contrary contained herein, no party to this Agreement shall be responsible or liable for its failure to perform under this Agreement or for any losses to the Assets resulting from any event beyond the reasonable control of such party or its agents, including, but not limited to, nationalization, expropriation, devaluation, seizure or similar action by any governmental authority, de facto or de jure; or enactment, promulgation, imposition or enforcement by any such governmental authority of currency restrictions, exchange controls, levies or other charges affecting the Assets; or the breakdown, failure or malfunction of any utilities or telecommunications systems; or any order or regulation of any banking or securities industry including changes in market rules and market conditions affecting the execution or settlement of transactions; or acts or war, armed conflict, terrorism, insurrection or revolution; or acts of God, or any other similar event. In no event, shall any party be responsible for incidental, consequential or punitive damages hereunder.
(d)The provisions of this Section 6 shall survive the termination of this
Agreement.
7.Representations, Warranties and Covenants of Sub-Adviser. The Sub-Adviser represents, warrants and covenants (as applicable) to the Adviser and the Trust as follows:
(a)The Sub-Adviser is a limited partnership duly organized and validly existing under the laws of the state of Delaware with the power to carry on its business as it is now being conducted;
(b)The Sub-Adviser is registered with the SEC as an investment adviser under the Advisers Act and will continue to be so registered so long as this Agreement remains in effect;
(c)The Sub-Adviser is fully authorized under all applicable law and regulation to enter into this Agreement and serve as Sub-Adviser to the Funds and to perform the services described under this Agreement;

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(d)The execution, delivery and performance by the Sub-Adviser of this Agreement are within the Sub-Adviser’s powers and have been duly authorized by all necessary action on the part of its members or managers, and no action by or in respect of, or filing with, any governmental body, agency or official is required on the part of the Sub-Adviser for the execution, delivery and performance by the Sub-Adviser of this Agreement, and the execution, delivery and performance by the Sub-Adviser of this Agreement do not contravene or constitute a default under (i) any provision of applicable law, rule or regulation, (ii) the Sub-Adviser’s governing instruments, or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon the Sub-Adviser;
(e)The Sub-Adviser will, upon becoming aware of such occurrence, promptly notify the Adviser of the occurrence of any event that would substantially impair the Sub-Adviser’s ability to fulfill its commitment under this Agreement or disqualify the Sub-Adviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act. The Sub-Adviser will also, upon becoming aware of such occurrence, promptly notify the Board and the Adviser if it, a member of its executive management or a portfolio manager for the Assets is served or otherwise receives notice of any action, suit, proceeding or investigation, at law or in equity, before or by any court, government agency, self-regulatory organization, public board or body, involving the affairs of the Funds or relating to the investment advisory services of the Sub-Adviser (other than any routine regulatory examinations);
(f)This Agreement is a valid and binding agreement of the Sub-Adviser;
(g)The Sub-Adviser will notify the Adviser promptly upon detection of (a) any material failure by the Sub-Adviser to manage the Fund(s) in accordance with the Fund(s)’ stated investment objectives, guidelines and policies or any applicable law or regulation; or (b) any material breach by the Sub-Adviser of any of the Fund(s)’ or the Sub-Adviser’s policies, guidelines or procedures relating to the Funds.
(h)The Form ADV of the Sub-Adviser previously provided to the Adviser is a true and complete copy of the form filed with the SEC and the information contained therein is accurate, current and complete in all material respects as of its filing date;
(i)The Sub-Adviser shall not divert any Fund’s portfolio securities transactions to a broker or dealer in consideration of such broker or dealer’s promotion or sales of shares of the Fund, any other series of the Trust, or any other registered investment company.
(j)The Sub-Adviser agrees to maintain an appropriate level of errors and omissions or professional liability insurance coverage; and
(k)The Sub-Adviser will promptly notify the Adviser if the Sub-Adviser becomes aware that any of the above representations or warranties in this Section 7 are no longer true and accurate.
8.Representations, Warranties and Covenants of Adviser. The Adviser represents, warrants and covenants (as applicable) to the Sub-Adviser as follows:
(a)The Adviser is a corporation duly organized and validly existing under the laws of the state of Delaware with the power to carry on its business as it is now being conducted;
(b)The Adviser is registered with the SEC as an investment adviser under the Advisers Act and will continue to be so registered so long as this Agreement remains in effect;
(c)The Adviser is fully authorized under all applicable law and regulation to serve as Adviser to the Funds and to perform the services described under this Agreement;
(d)The Investment Advisory Agreement expressly permits the Adviser to appoint the Sub-Adviser as contemplated in this Agreement;

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(e)The execution, delivery and performance by the Adviser of this Agreement are within the Adviser’s powers and have been duly authorized by all necessary action (1) on the part of the Adviser’s members or managers and (2) the vote of a majority of the Board who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval, and no action by or in respect of, or filing with, any governmental body, agency or official is required on the part of the Adviser or the Board for the execution, delivery and performance by the Adviser of this Agreement, and the execution, delivery and performance by the Adviser of this Agreement do not contravene or constitute a default under (i) any provision of applicable law, rule or regulation, (ii) the Adviser’s or Trust’s governing instruments, or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon the Adviser;
(f)The Adviser will promptly notify the Sub-Adviser of the occurrence of any event that would substantially impair the Adviser’s ability to fulfill its commitment under this Agreement or the Investment Advisory Agreement or otherwise disqualify the Adviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act. The Adviser will also promptly notify the Sub-Adviser if it, a member of its executive management or a portfolio manager for the Funds is served or otherwise receives notice of any action, suit, proceeding or investigation, at law or in equity, before or by any court, government agency, self-regulatory organization, public board or body, involving the affairs of the Funds (other than any routine regulatory examinations);
(g)This Agreement is a valid and binding agreement of the Adviser;
(h)Each Fund is an “eligible contract participant” as defined in Section 1a(18) of the Commodity Exchange Act and U.S. Commodity Futures Trading Commission (“CFTC”) Rule 1.3(m) thereunder and a “qualified eligible person” as defined in Rule 4.7 of the CFTC.
(i)Each Fund is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, as amended.
(j)The Adviser is not registered with the National Futures Association as a commodity pool operator or commodity trading adviser because it does not engage in any activities requiring such registration; and
(k)The Adviser will promptly notify the Sub-Adviser if any of the above representations or warranties in this Section 8 are no longer true and accurate.
9.Representations, Warranties and Covenants of the Trust. The Trust represents, warrants and covenants (as applicable) to the Sub-Adviser as follows:
(a)The Trust is a statutory trust duly organized and validly existing under the laws of the state of Delaware with the power to carry on its business as it is now being conducted;
(b)The execution, delivery and performance by the Trust of this Agreement are within the Trust’s powers and have been duly authorized by all necessary action on the part of the Board, and no action by or in respect of, or filing with, any governmental body, agency or official is required on the part of the Board for the execution, delivery and performance by the Trust of this Agreement, and the execution, delivery and performance by the Trust of this Agreement do not contravene or constitute a default under (i) any provision of applicable law, rule or regulation, (ii) the Trust’s governing instruments, or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon the Trust;
(c)This Agreement is a valid and binding agreement of the Trust;

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(d)Each Fund is an “eligible contract participant” as defined in Section 1a(18) of the Commodity Exchange Act and U.S. Commodity Futures Trading Commission (“CFTC”) Rule 1.3(m) thereunder and a “qualified eligible person” as defined in Rule 4.7 of the CFTC; and
(e)The Trust will promptly notify the Sub-Adviser if any of the above representations or warranties in this Section 9 are no longer true and accurate.
10.Duration and Termination. The effectiveness and termination dates of this Agreement shall be determined separately for each Fund as described below.
(a)Duration. This Agreement shall become effective with respect to a Fund upon the latest of (i) the approval by a vote of a majority of those Trustees of the Trust who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval; (ii) the approval of a majority of the Fund’s outstanding voting securities, if required by the 1940 Act; and (iii) the commencement of the Sub-Adviser’s management of the Fund. This Agreement shall continue in effect for a period of two years from the effective date described in this sub- paragraph, subject thereafter to being continued in force and effect from year to year if specifically approved each year by the Board or by the vote of a majority of the Fund’s outstanding voting securities, unless terminated by the parties pursuant to Section 10(b) of this Agreement. In addition to the foregoing, each renewal of this Agreement must be approved by the vote of a majority of the Board who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval. Notwithstanding the foregoing, if the SEC has issued or issues any exemptive or no-action relief permitting such approval to be obtained at a meeting held by means other than in-person attendance (including telephonic, video, or other virtual means), and the Board determines that reliance on such relief is appropriate under the circumstances, then such approval may be obtained in accordance with the terms and conditions of such relief, including any requirement for subsequent ratification at the next in- person meeting of the Board. Prior to voting on the renewal of this Agreement, the Board may request and evaluate, and the Sub-Adviser shall furnish, such information as may reasonably be necessary to enable the Board to evaluate the terms of this Agreement.
(b)Termination. Notwithstanding whatever may be provided herein to the contrary, this Agreement may be terminated at any time with respect to a Fund, without payment of any penalty:
(i)By vote of a majority of the Board, or by vote of a majority of the outstanding voting securities of such Fund, or by the Adviser, in each case, upon 60 days’ written notice to the Sub-Adviser;
(ii)By the Adviser upon breach by the Sub-Adviser of any representation or warranty contained in Section 7 and Section 11 hereof, which shall not have been cured within 20 days of the Sub-Adviser’s receipt of written notice of such breach;
(iii)By the Adviser immediately upon written notice to the Sub-Adviser if the Sub-Adviser becomes unable to discharge its duties and obligations under this Agreement; or
(iv)By the Sub-Adviser upon 90 days’ written notice to the Adviser.
This Agreement shall terminate automatically and immediately in the event of its assignment, or in the event of a termination of the Advisory Agreement with the Trust upon notice to the Sub-Adviser. As used in this Section 10, the terms “assignment” and “vote of a majority of the outstanding voting securities” shall have the respective meanings set forth in the 1940 Act and the rules and regulations thereunder, subject to such exceptions as may be granted by the SEC under the 1940 Act.
11.Regulatory Compliance Program of the Sub-Adviser. The Sub-Adviser hereby represents, warrants and covenants (as applicable) that:

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(a)in accordance with Rule 206(4)-7 under the Advisers Act, the Sub-Adviser has adopted and implemented and will maintain written policies and procedures reasonably designed to prevent violation by the Sub-Adviser and its supervised persons (as such term is defined in the Advisers Act) of the Advisers Act and the rules the SEC has adopted under the Advisers Act; and
(b)the Sub-Adviser has adopted and implemented and will maintain written policies and procedures that are reasonably designed to prevent violation of the “federal securities laws” (as such term is defined in Rule 38a-1 under the 1940 Act) by the Sub-Adviser (for itself and with respect to its activities with the Funds) (the policies and procedures referred to in this Section 11(b), along with the policies and procedures referred to in Section 11(a), are referred to herein as the Sub-Adviser’s “Compliance Program”).
12.Reporting of Compliance Matters.
(a)The Sub-Adviser shall promptly provide to the Trust’s Chief Compliance Officer (“CCO”) the following:
(i)Upon becoming aware of such occurrence, a report of any material violations of the Sub-Adviser’s Compliance Program or any “material compliance matters” (as such term is defined in Rule 38a-1 under the 1940 Act) that have occurred with respect to the Sub-Adviser’s Compliance Program;
(ii)On a quarterly basis, a report of any material changes to the policies and procedures that compose the Sub-Adviser’s Compliance Program;
(iii)A copy of the Sub-Adviser’s chief compliance officer’s report (or similar document(s) which serve the same purpose) regarding his or her annual review of the Sub-Adviser’s Compliance Program, as required by Rule 206(4)-7 under the Advisers Act; and
(iv)An annual (or more frequently as the Trust’s CCO may reasonably request) representation regarding the Sub-Adviser’s compliance with Section 7 and Section 11 of this Agreement.
(b)The Sub-Adviser shall also provide the Trust’s CCO with reasonable access, during normal business hours, to the Sub-Adviser’s facilities for the purpose of conducting pre- arranged on-site compliance-related due diligence meetings with personnel of the Sub-Adviser.
13.Confidentiality. Subject to the duty of the Adviser or Sub-Adviser to comply with applicable law and regulation, including any demand or request of any regulatory, governmental or tax authority having jurisdiction, the parties hereto shall treat as confidential all non-public information pertaining to the Funds and the actions of the Sub-Adviser and the Funds in respect thereof. It is understood that any information or recommendation supplied by the Sub-Adviser in connection with the performance of its obligations hereunder is to be regarded as confidential and for use only by the Adviser, the Funds, the Board, or such persons as the Adviser may designate in connection with the Funds. It is also understood that any information supplied to the Sub-Adviser in connection with the performance of its obligations hereunder is to be regarded as confidential and for use only by the Sub-Adviser, its affiliates and agents in connection with its obligation to provide investment advice and other services to the Funds and to assist or enable the effective management of the Adviser’s and the Funds’ overall relationship with the Sub-Adviser and its affiliates. For the avoidance of doubt, the Sub-Adviser may provide such information to its third- party administrator to which it has delegated certain administrative and ancillary functions and who needs to know such information to perform such functions. The parties acknowledge and agree that all nonpublic personal information with regard to shareholders in the Funds shall be deemed confidential information of the Adviser, and that the Sub-Adviser shall use that information solely in the performance of its duties and obligations under this Agreement and shall take reasonable steps to safeguard the confidentiality of that information. Further, the Sub-Adviser shall maintain and enforce adequate security and oversight

10

procedures with respect to all materials, records, documents and data relating to any of its responsibilities pursuant to this Agreement including all means for the effecting of investment transactions.
14.Governing Law. This Agreement shall be governed by the laws of the State of Delaware, without regard to conflict of law principles; provided, however, that nothing herein shall be construed as being inconsistent with the 1940 Act.
15.Severability. Should any part of this Agreement be held invalid by a court decision, statute, regulation, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.
16.Notice. Any notice, advice, document, report or other client communication to be given pursuant to this Agreement shall be deemed sufficient if delivered or mailed by registered, certified or overnight mail, postage prepaid or electronically addressed by the party giving notice to the other party at the last address furnished by the other party. By consenting to the electronic delivery of any notice, advice, document, report or other client communication in respect of this Agreement or as required pursuant to applicable law, the Adviser authorizes the Sub-Adviser to deliver all communications by email or other electronic means.

To the Trust at: To the Adviser at:
U.S. Bancorp Fund Services, LLC 615 East Michigan
Milwaukee, WI 53202
Attn: Secretary, ETF Series Solutions Email: ESSRegulatoryAdmin@usbank.com
Advisors Asset Management, Inc. 300 Carnegie Center, Suite 300
Princeton, NJ 08540 Attention: Marilee Ferone
Email: Marilee.ferone@aamlive.com

To the Sub-Adviser at:	Crescent Capital Group LP 11100 Santa Monica Boulevard, Suite 2000 Los Angeles, CA 90025 Attn: George Hawley Email: legal@crescentcap.com
17.Amendment of Agreement. This Agreement may be amended only by written agreement of the Adviser, the Sub-Adviser and the Trust, and only in accordance with the provisions of the 1940 Act and the rules and regulations promulgated thereunder.
18.Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings relating to this Agreement’s subject matter. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument. The parties agree to electronic contracting and signatures with respect to this Agreement and any other related documents.
19.Interpretation. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act will be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations or orders

11

of the SEC validly issued pursuant to the 1940 Act. Specifically, the terms “vote of a majority of the outstanding voting securities,” “interested persons,” “assignment,” and “affiliated persons,” as used herein will have the meanings assigned to them by Section 2(a) of the 1940 Act. In addition, where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is relaxed by a rule, regulation or order of the SEC, whether of special or of general application, such provision will be deemed to incorporate the effect of such rule, regulation or order.
20.Headings. The headings in the sections of this Agreement are inserted for convenience of reference only and will not constitute a part hereof.
In the event the terms of this Agreement are applicable to more than one Fund as specified in Schedule A attached hereto, the Adviser is entering into this Agreement with the Sub-Adviser on behalf of the respective Funds severally and not jointly, with the express intention that the provisions contained in each numbered paragraph hereof shall be understood as applying separately with respect to each Fund as if contained in separate agreements between the Adviser and Sub-Adviser for each such Fund. In the event that this Agreement is made applicable to any additional Funds by way of an amended or supplemented Schedule A, the provisions of such amended or supplemented Schedule A shall be deemed to be incorporated into this Agreement as it relates to such Fund so that, for example, the execution date for purposes of Section 10 of this Agreement with respect to such Fund shall be the execution date of the relevant Schedule.
21.Miscellaneous.
(a)A copy of the Certificate of Trust is on file with the Secretary of State of Delaware, and notice is hereby given that the obligations of this Agreement are not binding upon any of the Trustees, officers or shareholders of the Fund or the Trust.
(b)Where the effect of a requirement of the 1940 Act or Advisers Act reflected in any provision of this Agreement is altered by a rule, regulation or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

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PURSUANT TO AN EXEMPTION FROM THE COMMODITY FUTURES TRADING COMMISSION IN CONNECTION WITH ACCOUNTS OF QUALIFIED ELIGIBLE PERSONS, THIS BROCHURE OR ACCOUNT DOCUMENT IS NOT REQUIRED TO BE, AND HAS NOT BEEN, FILED WITH THE COMMISSION. THE COMMODITY FUTURES TRADING COMMISSION DOES NOT PASS UPON THE MERITS OF PARTICIPATING IN A TRADING PROGRAM OR UPON THE ADEQUACY OR ACCURACY OF COMMODITY TRADING ADVISOR DISCLOSURE. CONSEQUENTLY, THE COMMODITY FUTURES TRADING COMMISSION HAS NOT REVIEWED OR APPROVED THIS TRADING PROGRAM OR THIS BROCHURE OR ACCOUNT DOCUMENT.
[Signature page follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first set forth above.

TRUST

ETF SERIES SOLUTIONS

By:/s/ Noelle-Nadia A. Filali
Name: Noelle-Nadia A. Filali
Title: Assistant Secretary

ADVISER

ADVISORS ASSET MANAGEMENT, INC.

By:/s/ Marilee Ferone
 Name: Marilee Ferone
Title: Executive Vice President

SUB-ADVISER
CRESCENT CAPITAL GROUP LP

By:/s/ George Hawley
Name: George Hawley
Title: General Counsel

Signature Page to Investment Sub-Advisory Agreement

SCHEDULE A
to the
INVESTMENT SUB-ADVISORY AGREEMENT FUNDS & SUBADVISORY FEES
Dated: September 18, 2025

The Adviser will pay to the Sub-Adviser as compensation for the Sub-Adviser’s services rendered, a fee, computed daily at an annual rate based on the daily net assets of the respective Fund in accordance with the following fee schedule:

Fund
AAM Crescent CLO ETF
AUM Tiers	Rate
First $250 million	0.18%
Next $250 million	0.15%
Amounts in excess of $500 million	0.11%

A - 1

SCHEDULE B
to the
INVESTMENT SUB-ADVISORY AGREEMENT REPORTING REQUIREMENTS
Dated: September 18, 2025

•Quarterly Report from the Portfolio Manager(s)
•Quarterly Compliance Packet
•Quarterly 2a-5 Reporting from the Valuation Designee (if applicable)
•Quarterly 18f-4 Report from Derivatives Risk Manager (if applicable)
•Quarterly CCO Attestation
•Annual 15(c) Due Diligence Packet (including applicable financial information).

B - 1